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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549


SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1 )*

WHX Corporation
-------------------------------------------------------------------
(Name of Issuer)


Common Stock **
-------------------------------------------------------------------
(Title of Class of Securities)


92924810
--------------
(CUSIP NUMBER)

Check the following box if a fee is being paid with this statement.[ ] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "1934 Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

**   The amount in Item 9 of the cover pages may include common stock issuable upon the conversion of Convertible Preferred Stock (CUSIP 92924820). In the aggregate Merrill Lynch & Co., may be deemed to benificially own 2,734,500 shares of common stock and 60,000 shares of Convertible Preferred stock.

Page 2 of 11 Pages


CUSIP NO.  92924810               13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Princeton Services, Inc.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

2,921,816

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

2,921,816

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,921,816 (ownership disclaimed pursuant to Section 13d-4 of the 1934 Act)

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

13.9%

12. TYPE OF REPORTING PERSON*

HC, CO

    *SEE INSTRUCTION BEFORE FILING OUT!

Page 3 of 11 Pages


CUSIP NO.  92924810                13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Fund Asset Management, L.P.

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

1,298,500

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

1,298,500

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,298,500

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

6.2%

12. TYPE OF REPORTING PERSON*

IA, PN

    *SEE INSTRUCTION BEFORE FILING OUT!

Page 4 of 11 Pages


CUSIP NO.  92924810                13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Merrill Lynch Asset Management, L.P.

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

1,623,316

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

1,623,316

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,623,316

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

7.7%

12. TYPE OF REPORTING PERSON*

IA, PN

    *SEE INSTRUCTION BEFORE FILING OUT!

Page 5 of 11 Pages


CUSIP NO.  92924810                13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Merrill Lynch Variable Series Fund, Inc.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

1,050,000

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

1,050,000

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,050,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.0%

12. TYPE OF REPORTING PERSON*

IV

    *SEE INSTRUCTION BEFORE FILING OUT!

Page 6 of 11 Pages


CUSIP NO.  92924810                13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Merrill Lynch Phoenix Fund, Inc.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

1,298,500

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

1,298,500

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,298,500

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

6.2%

12. TYPE OF REPORTING PERSON*

IV

    *SEE INSTRUCTION BEFORE FILING OUT!

Page 7 of 11 Pages

		    SCHEDULE 13G

ITEM 1 (a)  Name of Issuer:
	    --------------
	    WHX Corporation      (the "Company")

ITEM 1 (b)  Address of Issuer's Principal Executive Offices:
	    -----------------------------------------------
	    110 East 59th Street
	    New York, NY 10022

ITEM 2 (a)  Name of Persons Filing:
	    ---------------------
	    Princeton Services, Inc.
	    Fund Asset Management, L.P.
	    Merrill Lynch Asset Management, L.P.
	    Merrill Lynch Variable Series Fund, Inc.
	    Merrill Lynch Phoenix Fund, Inc.

ITEM 2 (b)  Address of Principal Business Office or, if none, Residence:
	    -----------------------------------------------------------
Princeton Services, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

Fund Asset Management, L.P.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

Merrill Lynch Asset Management, L.P.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

Merrill Lynch Variable Series Fund, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

Merrill Lynch Phoenix Fund, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

ITEM 2 (c)  Citizenship:
	    -----------
See Item 4 of Cover Pages

ITEM 2 (d)  Title of Class of Securities:
	    ----------------------------

Common Stock

ITEM 2 (e)  CUSIP NUMBER:

See Cover Page

Page 8 of 11 Pages


ITEM 3

    Princeton Services, Inc. ("PSI") is a parent holding company in, accordance with (S) 240.13d-1(b)(ii)(G) of the 1934 Act. Merrill Lynch Asset Management, L.P. (d/b/a) Merrill Lynch Asset Management ("MLAM") and Fund Asset Management, L.P. (d/b/a) Fund Asset Management ("FAM") are investment advisers registered under (S) 203 of the Investment Advisers Act of 1940 (the "Advisers Act"). Merrill Lynch Variable Series Fund, Inc. and Merrill Lynch Phoenix Fund, Inc. (the "Funds") are investment companies registered under Section 8 of the Investment Company Act of 1940
(the "Investment Company Act").


ITEM 4  Ownership
	---------
(a)  Amount Beneficially Owned:

   See Item 9 of Cover Pages.

(b)  Percent of Class:

     See Item 11 of Cover Pages

(c)  Number of shares as to which such person has:

     (i)  sole power to vote or to direct the vote:

	  See Item 5 of Cover Pages

    (ii)  shared power to vote or to direct the vote:

	  See Item 6 of the Cover Pages

   (iii)  sole power to dispose of or to direct the disposition of:

	  See Item 7 of Cover Pages

    (iv)  shared power to dispose of or direct the disposition of:

	  See Item 8 of Cover Pages


ITEM 5  Ownership of Five Percent or Less of a Class.
	--------------------------------------------

Not Applicable

Page 9 of 11 Pages


ITEM 6  Ownership of More than Five Percent on Behalf of Another Person.
	---------------------------------------------------------------

  FAM and MLAM are investment advisers registered under Section 203 of the Advisers Act and acts as investment advisers to investment companies registered under Section 8 of the Investment Company Act and private accounts. With respect to securities held by those investment companies and private accounts, several persons have the right to receive, or the power to direct the receipt of dividends from or the proceeds from the sale of such securities. The Funds, reporting persons on this Schedule
13G for which FAM and MLAM serve as investment advisers, have an interest that relates to more than 5% of the class of securities reported herein. No other person has an interest that relates to more than 5% of the class of securities reported herein.


ITEM 7   Identification and Classification of the Subsidiary Which
	 ---------------------------------------------------------
  Acquired the Security Being Reported on by the Parent Holding Company.
  ---------------------------------------------------------------------

   PSI is a corporate managing general partner of Fund Asset Management, L.P. and Merrill Lynch Asset Management, L.P., each of which is a registered investment adviser under Section 203 of the Advisers Act.


ITEM 8   Identification and Classification of Members of the Group.
	 ----------------------------------------------------------

Not Applicable



ITEM 9  Notice of Dissolution of Group.
	------------------------------

Not Applicable


ITEM 10  Certification
	 -------------

    By signing below each of the undersigned certifies that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

Page 10 of 11 Pages


Signature.
---------

    After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  January 30, 1998


Princeton Services, Inc.

/s/ Ira P. Shapiro
-----------------------------
Name:  Ira P. Shapiro
Title:  Attorney-In-Fact*


Fund Asset Management, L.P.
By: Princeton Services, Inc. (General Partner)

/s/ Ira P. Shapiro
-------------------------
Name:   Ira P. Shapiro
Title Attorney-In-Fact**


Merrill Lynch Asset Management, L.P.
By: Princeton Services, Inc. (General Partner)

/s/ Ira P. Shapiro
-------------------------
Name:   Ira P. Shapiro
Title Attorney-In-Fact***


Merrill Lynch Phoenix Series Fund, Inc.

/s/ Ira P. Shapiro
--------------------------
Name: Ira P. Shapiro
Title:  Attorney-In-Fact****


Merrill Lynch Variable Series Fund, Inc.

/s/ Ira P. Shapiro
--------------------------
Name: Ira P. Shapiro
Title:  Attorney-In-Fact*****

PAGE>

Page 11 of 11 Pages

------------------------------------
* Signed pursuant to a power of attorney, dated January 26 1998, included as an Exhibit to this Schedule 13G filed with the Securities and Exchange Commission by Princeton Services, Inc. on February 14, 1998 with respect to LTX Corporation.

** Signed pursuant to a power of attorney, dated January 26 1998, included as an Exhibit to this Schedule 13G filed with the Securities and Exchange Commission by Princeton Services, Inc. on February 14, 1998 with respect to LTX Corporation.

*** Signed pursuant to a power of attorney, dated January 26 1998, included as an Exhibit to this Schedule 13G filed with the Securities and Exchange Commission by Princeton Services, Inc. on February 14, 1998 with respect to Lattice SemiConductor Corporation.

**** Signed pursuant to a power of attorney, dated January 26 1998, included as an Exhibit to this Schedule 13G filed with the Securities and Exchange Commission by Princeton Services, Inc. on February 14, 1998 with respect to LTX Corporation.

***** Signed pursuant to a power of attorney, dated January 26 1998, included as an Exhibit to this Schedule 13G filed with the Securities and Exchange Commission by Princeton Services, Inc. on February 14, 1998 with respect to Greater New York Savings Bank.